Exhibit 4.20

EXECUTION COPY

WAIVER AND AMENDMENT AGREEMENT

This WAIVER AND AMENDMENT AGREEMENT (this “Waiver and Amendment Agreement”) is entered into as of August 23, 2007 by the parties below.

WHEREAS, a Purchase Money Loan Agreement, dated as of July 31, 2005 (as amended, modified or supplemented, the “Loan Agreement”), was entered into by and among ASAT Holdings Limited (the “Borrower”), the lenders party thereto from time to time (each a “Lender” and collectively, the “Lenders”) and Asia Opportunity Fund, L.P., as administrative agent (the “Administrative Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings as set forth in the Loan Agreement.

WHEREAS, the Borrower, the Lenders and the Administrative Agent amended the Loan Agreement as of April 10, 2007 (the “Amendment Agreement”) to extend the Commitment Termination Date and to extend the payment dates for certain interest payments under the Loan Agreement.

WHEREAS, New ASAT (Finance) Limited, a subsidiary of the Borrower (“New ASAT”), ASAT (Cayman) Limited, a subsidiary of the Borrower, and The Bank of New York, as trustee, entered into a First Supplemental Indenture dated as of May 20, 2005 (the “First Supplemental Indenture”), supplementing that certain Indenture, dated as of January 26, 2004, entered into by and among New ASAT, the Borrower and certain of its subsidiaries referred to therein and The Bank of New York, as trustee (the “Indenture”), pursuant to which the outstanding US$150.0 million aggregate principal amount of 9.25% Senior Notes due 2011 (the “Notes”) was issued.

WHEREAS, New ASAT is seeking the requisite consents to enter into a Second Supplemental Indenture (the “Second Supplemental Indenture”), substantially as set forth in Exhibit A hereto, to be entered into by and among New ASAT, the Borrower and certain of its subsidiaries referred to therein and The Bank of New York, as trustee, to further amend and supplement the Indenture.

WHEREAS, the total outstanding principal amount borrowed and due to the Lenders pursuant to the Loan Agreement is US$10.0 million in principal of Tranche A Loan.

WHEREAS, the Commitment Termination Date pursuant to the Loan Agreement, as amended by the Amendment Agreement, has passed and the Lenders have no further commitment to lend any amounts to the Borrower pursuant to the Loan Agreement.

WHEREAS, pursuant to Section 2.1(f) of the Loan Agreement, the Borrower is required to make (i) quarterly interest payments on each Payment Date and (ii) payments in full of the original principal amount of each Loan, plus accrued and unpaid interest, on the Maturity Date, and the Lenders desire to adjust the payment dates for certain such principal and interest payments.

WHEREAS, the Borrower has requested that the Administrative Agent and each Lender sign this Waiver and Amendment Agreement.

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NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Administrative Agent, the Lenders and the Borrower agree as follows:

1.	The parties hereto hereby confirm that the Lenders’ Tranche B Commitments to lend the Tranche B Loan, up to an aggregate amount of US$5.0 million, to the Borrower expired on July 31, 2007, and that the total outstanding principal amount borrowed and due to the Lenders pursuant to the Loan Agreement is US$10.0 million. Furthermore, the parties hereto hereby confirm that as of the date hereof, the current amount of overdue interest under the Loan Agreement is US$2,743,419, such overdue interest calculated in accordance with Appendix 1.

2.	The definition of “Maturity Date” in Section 1.1 of the Loan Agreement is hereby amended by replacing the phrase “(a) with respect to a Loan, two years after the date such Loan is made” thereof with the following: “(a) with respect to a Loan, April 30, 2009”. As a result, payment in full of the total principal amount of US$10.0 million outstanding pursuant to the Loan Agreement shall become due and payable on April 30, 2009.

3.	The Loan Agreement is hereby amended so that any payments of interest that would otherwise have been due on March 31, 2006, June 30, 2006, September 30, 2006, December 31, 2006, March 31, 2007 and June 30, 2007 and to be due on September 30, 2007 shall instead become due and payable on October 31, 2007. Notwithstanding the foregoing, the Lenders shall be entitled to, and the Borrower shall pay, interest on any payments of interest which were due prior to October 31, 2007 and not paid when due from their original due date until paid in full in accordance with Section 2.3(c) of the Loan Agreement.

4.	The Lenders hereby waive any Default or Event of Default, and the consequences thereof (except as otherwise provided in this Waiver and Amendment Agreement, if any), that may be deemed to arise solely by the failure of the Borrower to (i) pay any and all principal payments due prior to the date of this Waiver and Amendment Agreement, and (ii) pay any and all interest payments due prior to October 31, 2007, and (iii) file with the SEC and furnish to the Administrative Agent and each Lender its annual financial statements with respect to the year ended April 30, 2007 in an annual report on Form 20-F prior to November 1, 2007 and its quarterly financial statements with respect to the quarter ended July 31, 2007 prior to December 1, 2007, and (iv) comply with Section 4.7(a) of the Loan Agreement prior to December 15, 2007.

5.	Section 4.1 of the Loan Agreement is hereby amended by replacing the phrase “without giving effect to any modifications or supplements to the Indenture, or termination thereof” in the second and third lines thereof with the following: “as amended, modified, restated or supplemented by the First Supplemental Indenture and the Second Supplemental Indenture, but without giving effect to the termination thereof”.

6.	Section 4.12 of the Loan Agreement is hereby amended by replacing the section in its entirety with the following: “Limitation on Secured Debt. Until all Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur or assume or suffer to exist more than US$20,000,000 in the aggregate of the Liens described in clauses (c), (e) and (q) of the definition of “Permitted Liens” in the Indenture.”

7.

The Administrative Agent, the Lenders and the Borrower acknowledge and agree that this Waiver and Amendment Agreement shall become effective upon the requisite holders of the Notes consenting to the Second Supplemental Indenture. The Administrative Agent, the Lenders and the Borrower further acknowledge and agree that this Waiver and Amendment Agreement shall terminate and be of no further force or effect if the requisite holders of the Notes do not consent to the Second

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Supplemental Indenture by 5:00 p.m., New York City time, on August 23, 2007 or as otherwise extended; provided, however, that this Waiver and Amendment Agreement shall in any event terminate and be of no further force or effect if the requisite holders of the Notes do not consent to the Second Supplemental Indenture by 5:00 p.m., New York City time, on September 6, 2007.

8.	For the avoidance of doubt, the parties acknowledge and agree that all principal, interest and other amounts owing at any time under the Loan Agreement are and shall continue to be ranking pari passu with the obligations of Borrower under its guarantee of the Indenture, and nothing in this Waiver and Amendment Agreement shall affect such ranking in any way whatsoever.

9.	In consideration of this Waiver and Amendment Agreement, the Borrower shall grant to each Lender, subject to such Lender’s eligibility and to the terms and conditions set forth herein and in the Form of Warrant attached hereto as Exhibit B, and in proportion to such Lender’s pro rata share of the outstanding principal amount of the Loan, warrants (the “Warrants”) exercisable for ordinary shares, par value $0.01, which, in the aggregate, are equal in number and substantially similar in form to the warrants actually granted by the Borrower to Beneficial Owners (as defined in the Consent Solicitation Statement (which is defined below)) as consideration for their consent, pursuant to that certain Amended Consent Solicitation Statement, dated August 17, 2007 (the “Consent Solicitation Statement”), to certain amendments to the Indenture.

Apart from Clauses 1 to 8 above, all other terms and conditions of the Loan Agreement, including (without limitation) the obligation of the Borrower to make payments of accrued and unpaid interest, will remain in full force and effect in all other respects, and the Administrative Agent and the Lenders shall retain all their rights, powers and remedies under the Loan Agreement.

This Waiver and Amendment Agreement incorporates by reference Section 8.8 (Governing Law), Section 8.12 (Jury Trial) and Section 8.14 (Consent to Jurisdiction; Venue; Service of Process) of the Loan Agreement as if such Sections were set forth herein in their entirety and shall be applicable to the parties herein.

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IN WITNESS WHEREOF, the parties have executed this Waiver and Amendment Agreement as of the date first above written.

ASIA OPPORTUNITY FUND, L.P., as Administrative Agent and Lender

BY:	ASIA OPPORTUNITY COMPANY
ITS GENERAL PARTNER

By:
Name:
Title:

CAIP CO-INVESTMENT FUND PARALLEL FUND (I) C.V,
as Lender

BY:	ASIA OPPORTUNITY COMPANY
A GENERAL PARTNER

By:
Name:
Title:

CAIP CO-INVESTMENT FUND PARALLEL FUND (II) C.V,
as Lender

BY:	ASIA OPPORTUNITY COMPANY
A GENERAL PARTNER

By:
Name:
Title:

CHASE ASIA INVESTMENT PARTNERS II (Y), LLC
as Lender

BY:	J.P. MORGAN ASIA INVESTMENT PARTNERS, L.P., ITS SOLE MEMBER

BY:	J.P. MORGAN ASIA EQUITY PARTNERS, L.P., ITS GENERAL PARTNER

BY:	JPMP ASIA EQUITY COMPANY, A MANAGING GENERAL PARTNER

By:
Name:
Title:

ASAT HOLDINGS LIMITED
as Borrower

By:
Name:
Title:

Appendix 1

JPMP Fund

PML interest and late charge for the period since 25 January 2006

Principal	10,000,000
Loan rate p.a.	5%
Late payment charge	20%

From	To	# of days	Loan Interest	Late Charge	Outstanding
25-Jan-06	31-Mar-06	66	275,000	0	275,000
1-Apr-06	30-Jun-06	90	375,000	13,750	663,750
1-Jul-06	30-Sep-06	90	375,000	46,938	1,071,938
1-Oct-06	31-Dec-06	90	375,000	101,222	1,501,222
1-Jan-07	31-Mar-07	90	375,000	179,317	1,954,317
1-Apr-07	30-Jun-07	90	375,000	285,129	2,435,129
1-Jul-07	23-Aug-07	54	225,000	368,419	2,743,419

			2,375,000

Exhibit A

Second Supplemental Indenture

EXECUTION COPY

NEW ASAT (FINANCE) LIMITED

as Issuer,

ASAT HOLDINGS LIMITED

and certain of its Subsidiaries referred to in the Indenture as Guarantors

and

THE BANK OF NEW YORK

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of August 27, 2007

Supplementing that certain Indenture, dated as of January 26, 2004,

among the Issuer, the Guarantors and the Trustee

$150,000,000

9.25% Senior Notes due 2011

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of August 27, 2007 by and among New ASAT (Finance) Limited, an exempted company with limited liability under the Companies Law (2003 Revision) of the Cayman Islands (the “Company”), the Guarantors (as defined in the Indenture, which is, in turn, defined below) and The Bank of New York, as trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Company, the Guarantors and the Trustee are parties to an Indenture, dated as of January 26, 2004 (the “Indenture”), as modified by that certain First Supplemental Indenture, dated as of May 20, 2005, by and among the Company, ASAT (Cayman) Limited and the Trustee;

WHEREAS, the Indenture provides for the issuance of the Company’s 9.25% Senior Notes due 2011 (the “Notes”);

WHEREAS, Section 9.2 of the Indenture provides that the Company, and as applicable, any Guarantor, when authorized by Board Resolutions, and the Trustee may amend or supplement the Indenture with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, subject to certain exceptions not relevant to this Supplemental Indenture;

WHEREAS, the Company has solicited written consents of the Holders of the Notes as of the close of business on July 25, 2007 (the “Record Date”) to the substance of the amendments to the Indenture set forth herein and to the execution of this Supplemental Indenture;

WHEREAS, the Company has obtained such written consents from the Holders of a majority in aggregate principal amount of the Notes outstanding as of the Record Date and, accordingly, this Supplemental Indenture and the amendments set forth herein are authorized pursuant to Section 9.2 of the Indenture;

WHEREAS, the Company has certified to the Trustee that the amendments set forth herein have been authorized by the Company and that the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes has been obtained; and

WHEREAS, each of the Company, the Guarantors and the Trustee is duly authorized to execute and deliver this Supplemental Indenture, and all other acts necessary to make this Supplemental Indenture a valid and binding supplement to the Indenture effectively amending the Indenture as set forth herein have been duly taken;

NOW THEREFORE, in consideration of the above premises contained herein and in the Indenture, each party hereto agrees as follows for the benefit of each other and for the equal and ratable benefits of the Holders of the Notes:

Section 1. Definitions and Rules of Construction. Term defined in the Indenture and used without other definition herein shall have the respective meanings assigned to such terms in the Indenture. Unless otherwise expressly set forth herein, the rules of construction set forth in the Indenture shall likewise govern this Supplemental Indenture.

Section 2. Amendment to Section 1.1 of the Indenture. Section 1.1 of the Indenture is hereby amended as follows:

(1) The definition of “Credit Agreement” is amended by replacing the phrase “banks or other institutional lenders” in the second line thereof with the following: “banks, insurance companies, investment funds, hedge funds, other institutional lenders, companies, individuals or any other lenders”.

(2) The definition of “Permitted Indebtedness” is amended by replacing the phrase “Section 4.11(3)(a) or (b)” in the fourth line of Clause (b) thereof with the following: “Section 4.11(3)(a), or (b) or (c)”.

Section 3. Amendment to Section 4.8 of the Indenture. Section 4.8 of the Indenture is hereby amended as follows:

(1) The phrase “five days” in the third line thereof is replaced with the following: “30 days”.

(2) The following language is added to the end of Section 4.8: “Notwithstanding the foregoing, ASAT Holdings shall have until October 30, 2007 to file with the SEC its annual financial statements with respect to the year ended April 30, 2007 in an annual report on Form 20-F.”

Section 4. Amendment to Section 4.11(3) of the Indenture. Clause (c) of Section 4.11(3) of the Indenture is hereby amended by replacing the phrase “the Company or any Guarantor” in the first line thereof with the following: “the Company, any Guarantor or ASAT Semiconductor (Dongguan) Limited”.

Section 5. Amendment to Section 4.11(11) of the Indenture. Section 4.11(11) is hereby amended so that it is renumbered as Section 4.11(12), and in its place, the following text is hereby inserted as a new Section 4.11(11): “At no time on or after August 23, 2007 shall the aggregate amount of additional outstanding Indebtedness (including Disqualified Capital Stock and Refinancing Indebtedness) incurred by ASAT Semiconductor (Dongguan) Limited exceed $20 million (or the equivalent thereof, at the time of incurrence, in applicable foreign currency), exclusive of any Indebtedness of ASAT Semiconductor (Dongguan) Limited in existence on the date of this Supplemental Indenture and any Refinancing Indebtedness related thereto.”

Section 6. Amendment to Section 11.1 of the Indenture. Section 11.1 of the Indenture is hereby amended by (i) deleting Clause (9) in its entirety; and (ii) renumbering Clause (10) as Clause (9).

Section 7. Trustee’s Disclaimer. The recitals in this Supplemental Indenture shall be taken as statements solely of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Supplemental Indenture.

Section 8. Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 9. Continuing Effect; No Other Amendments. Except as expressly modified hereby, each term and provision of the Indenture is hereby ratified and confirmed and shall continue in full force and effect. From and after the date of this Supplemental Indenture, all references to the Indenture in the Indenture and the Notes shall be deemed to be references to the Indenture as amended by this Supplemental Indenture.

Section 10. Governing Law. This Supplemental Indenture shall be construed, interpreted and the rights of the parties thereto determined in accordance with the Laws of the State of New York, without regard to principles of conflicts of laws except Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(B).

Section 11. Waiver of Jury Trial. Each of the Company, the Guarantors and the Trustee hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Supplemental Indenture or the transactions contemplated hereby.

Section 12. Consent to Service and Jurisdiction; Appointment of Agent; Waiver of Sovereign Immunity; etc.

(1) Each of the Company, the Guarantors and the Trustee agrees that any legal suit, action or proceeding arising out of or relating to this Supplemental Indenture may be instituted in any federal or state court in the Borough of Manhattan, The City of New York, waives any objection which it may now or hereafter have to the laying of the venue of any such legal suit, action or proceeding, waives any immunity from jurisdiction or to service of process in respect of any such suit, action or proceeding, and irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding.

(2) Each of the Company, the Trustee and the Guarantors further submits to the jurisdiction of the courts of its own corporate domicile in any legal suit, action or proceeding arising out of or relating to this Supplemental Indenture.

(3) Each of the Company and the Guarantors irrevocably waives, to the fullest extent it may effectively do so under applicable law, trial by jury and any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(4) Each of the Company and the Guarantors hereby designates and appoints CT Corporation System Inc., 111 8th Avenue, 13th Floor, New York, New York 10011 as its authorized agent upon which process may be served in any legal suit, action or proceeding arising out of or relating to this Supplemental Indenture which may be instituted in any federal or state court in the Borough of Manhattan, The City of New York, New York, and further:

(a) agrees that service of process upon such agent, and written notice of said service to the Company or a Guarantor by the Person serving the same, shall be deemed in every respect effective service of process upon the Company (if such notices is given to the Company) or upon such Guarantor (if such notice is given to a Guarantor) in any such suit, action or proceeding, and irrevocably consents, to the fullest extent it may effectively do so under applicable law, to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the above-mentioned authorized agent or successor authorized agent, as the case may be, such service to become effective 30 days after such mailing,

(b) agrees that a final action in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other lawful manner,

(c) designates its domicile, the domicile of CT Corporation System Inc. specified above and any domicile CT Corporation System Inc. may have in the future as its domicile to receive any notice hereunder (including service of process),

(d) agrees to take any and all action, including the execution and filing of all such instruments and documents, as may be necessary to continue such designation and appointment in full force and effect for so long as the Securities remain outstanding, or until the designation and irrevocable appointment of a successor authorized agent and such successor’s acceptance of such appointment, but in no event shall the appointment continue beyond the date on which all amounts in respect of the interest and principal and premium, if any, on the Securities and any other amounts payable hereunder have become due and have been paid in full to the Trustee,

(e) agrees that if for any reason CT Corporation System Inc. (or any successor agent for this purpose) shall cease to act as agent for service of process as provided above, each of the Company and the Guarantors will promptly appoint a successor agent for this purpose reasonably acceptable to the Trustee and

(f) agrees that nothing herein shall affect the right of the Trustee or any Holder to service process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any of the Company or the Guarantors in any jurisdiction.

(5) If any of the Company and the Guarantors has or may hereafter acquire sovereign immunity or any other immunity from jurisdiction or legal process or from attachment in aid of execution or from execution with respect to itself or its property, it hereby irrevocably waives to the fullest extent permitted under applicable law such immunity in respect of its obligations hereunder in any action that may be instituted in any state court in the Borough of Manhattan, in The City of New York, the United States of America, or in the United States District Court for the Southern District of New York, or in any competent court in The People’s Republic of China. This waiver is intended to be effective upon the execution hereof without any further act by any of the parties hereto, before any such court, and the introduction of a true copy of this Supplemental Indenture into evidence in any such court shall, to the fullest extent permitted by applicable law, be conclusive and final evidence of such waiver.

Section 13. Successors. All agreements of the Company and the Guarantors in this Supplemental Indenture shall bind their respective successor. All agreements of the Trustee in this Supplemental Indenture shall bind its successor.

Section 14. Duplicate Originals. All parties may sign any number of copies or counterparts of this Supplemental Indenture. Each signed copy or counterpart shall bean original, but all of them together shall represent the same agreement.

Section 15. Severability. In case any one or more of the provisions in this Supplemental Indenture shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 16. Section Headings. The section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

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SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

NEW ASAT (FINANCE) LIMITED

By:
Name:
Title:

Attest:
Name:
Title:

ASAT HOLDINGS LIMITED

By:
Name:
Title:

Attest:
Name:
Title:

ASAT LIMITED

The COMMON SEAL of	)
ASAT LIMITED	)	By:
was hereunto affixed	)	Name:
in the presence of:	)	Title:

[SIGNATURES CONTINUE ON THE NEXT PAGE]

ASAT, INC.

By:
Name:
Title:
Attest:
Name:
Title:
ASAT (CAYMAN) LIMITED

By:
Name:
Title:

Attest:
Name:
Title:

TIMERSON LIMITED

The COMMON SEAL of	)
TIMERSON LIMITED	)	By:
was hereunto affixed	)	Name:
in the presence of:	)	Title:

The BANK OF NEW YORK, As Trustee

By:
Name:
Title:
Attest:
Name:
Title:

Exhibit B

Form of Warrants

NEITHER THE WARRANT REPRESENTED BY THIS CERTIFICATE NOR ANY OF THE SECURITIES ISSUABLE UPON EXERCISE THEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES ACT, AND MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACTS.

WARRANT

TO PURCHASE ORDINARY SHARES OF

ASAT HOLDINGS LIMITED

Dated as of:                     , 2007

1. Grant of Warrant. THIS IS TO CERTIFY THAT for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,                                           (“Holder”), is entitled at any time from and after the date hereof until February 1, 2011 (the “Expiration Date”), to exercise this Warrant (the “Warrant”) to purchase from ASAT Holdings Limited, a Cayman Islands company (the “Company”) up to                      of the Company’s ordinary shares (the “Ordinary Shares”), with a par value of US$0.01, at an exercise price (the “Exercise Price”) of US$0.01 per Ordinary Share, pursuant to the terms and conditions herein. The Ordinary Shares issuable pursuant to this Warrant are referred to herein as the “Warrant Shares.” This Warrant is granted by the Company to the Holder in connection with the adoption of that certain Second Supplemental Indenture, dated as of                     , 2007, to the Indenture, dated as of January 26, 2004, by and among New ASAT (Finance) Limited, a Cayman Islands company and a wholly owned subsidiary of the Company, as issuer, the Company and certain of the Company’s subsidiaries, as guarantors, and The Bank of New York, as trustee, in accordance with which those certain 9.25% Senior Notes due 2011 (the “Notes”) were issued. This Warrant shall not be valid or obligatory for any purpose until it has been executed and delivered by the Company and accepted and agreed to by the Holder, as set forth on the signature page hereof.

2. Exercise Method. This Warrant may be exercised at any time or from time to time, on any day that is a business day in the City of New York and the Hong Kong Special Administrative Region, for all or any part of the number of Ordinary Shares purchasable upon its exercise; provided, however, that this Warrant shall be void and all rights represented hereby shall cease unless exercised by the Expiration Date. In order to exercise this Warrant, in whole or in part, the Holder hereof shall deliver to the Company at its principal office at 14th Floor, 138 Texaco Road, Tsuen Wan, New Territories, Hong Kong, or at such other office as shall be designated in writing to the Holder by the Company, (i) a written notice of such Holder’s election to exercise this Warrant, which notice shall specify the number of Ordinary Shares to be purchased pursuant to such exercise, (ii) cash or a certified or cashier’s check payable to the order of the Company in an amount equal to the aggregate purchase price for all Ordinary Shares to be purchased pursuant to such exercise, or in lieu of such payment, an election for cashless exercise as provided herein, and (iii) this Warrant (collectively, the “Exercise Notice”). The Exercise Notice may be given using the Subscription Form attached hereto as Annex A (the “Subscription Form”). Upon receipt of the Exercise Notice, the Company shall, as promptly as practicable, confirm in writing to such Holder of the additional and aggregate number of full Ordinary Shares held by such Holder as recorded in the Company’s official Registry of Ordinary Shares after effecting such exercise. The written confirmation so delivered shall be in the name of such Holder or such other person as Holder shall designate. Holder acknowledges that written confirmations of Ordinary Share holdings from the Company shall bear a restrictive legend comparable to that appearing on the face of this Warrant. This Warrant shall be deemed to have been exercised, and the Holder or any other person so designated shall be deemed to have become a holder of record of such Ordinary Shares for all purposes, as of the date said notice, together with payment (or election of cashless exercise) and this Warrant, are received by the Company. If this Warrant shall have been exercised in part, the Company shall, at the time of delivery of the written confirmation, deliver to the Holder a new Warrant evidencing the right of the Holder to purchase the number of Ordinary Shares with respect to which this Warrant has not been exercised.

3. Covenants as to Ordinary Shares. The Company hereby covenants and agrees as follows:

(a)	This Warrant is, and any Warrants issued in substitution for or replacement of this Warrant will upon issuance be, duly authorized and validly issued.

(b)	All Warrant Shares which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issues thereof.

(c)	During the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved 100% of the number of Ordinary Shares needed to provide for the exercise of the rights then represented by this Warrant and the par value of said Ordinary Shares will at all times be less than or equal to the applicable Exercise Price.

(d)	The Company will not, by amendment of its Memorandum and Articles of Association or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant. The Company (i) will not increase the par value of any Ordinary Shares receivable upon the exercise of this Warrant above the Exercise Price then in effect, and (ii) will take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Ordinary Shares upon the exercise of this Warrant.

4. Warrant Holder Not Deemed a Shareholder. Except as otherwise specifically provided herein, the Holder, as such, of this Warrant shall not be entitled to vote or receive dividends or be deemed the holder of Ordinary Shares that may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder hereof, as such, any of the rights of a shareholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of this Warrant of the Warrant Shares which it is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in the Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

5. Representations of Holder.

(a)	The Holder of this Warrant, by the acceptance hereof, represents that it is acquiring this Warrant and the Warrant Shares for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution of this Warrant or the Warrant Shares, except pursuant to sales registered or exempted under the Securities Act of 1933, as amended (the “Securities Act”); provided, however, that by making the representations herein, the Holder does not agree to hold this Warrant or any of the Warrant Shares for any minimum or other specific term and reserves the right to dispose of this Warrant and the Warrant Shares at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act. The Holder of this Warrant further represents, by acceptance hereof, that, as of this date, such Holder is either: (i) an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act (an “Accredited Investor”), or (ii) a person who does not fall within the definition of “U.S. person” as such term is defined in Rule 902 of Regulation S promulgated by the SEC under the Securities Act.

(b)

Upon exercise of this Warrant, except pursuant to a cashless exercise, the Holder shall confirm, which confirmation shall be deemed to be made by delivery of an Exercise Notice, (i) that the Warrant Shares so purchased are being acquired for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution of the Warrant Shares, except pursuant to sales registered or exempted under the Securities Act; provided, however, that by making such representation, the Holder does not agree to hold any of the Warrant Shares for any minimum or other specific term and reserves the right to dispose of the Warrant Shares at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act and (ii) the Holder is either (x) an Accredited Investor or (y) a person who does not fall within the definition of “U.S. person” as such term is defined in Rule 902 of Regulation S promulgated by the SEC under the Securities Act.

6. Ownership and Transfer.

(a)	The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holder hereof), a register for this Warrant, in which the Company shall record the name and address of the person in whose name this Warrant has been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any Warrant is registered on the register as the owner and the Holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any transfers made in accordance with the terms of this Warrant.

(b)	Subject to compliance with applicable securities laws and the transfer restrictions set forth in this Warrant, this Warrant and all rights hereunder may be transferred, in whole or in part, without charge to the holder hereof (except for transfer taxes), thereafter, upon surrender of this Warrant properly endorsed. The Holder of this Warrant, by taking or holding the same, consents and agrees that this Warrant, when endorsed in blank, shall be deemed negotiable, and that the holder hereof, when this Warrant shall have been so endorsed, may be treated by the Company, at the Company’s option, and all other persons dealing with this Warrant as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Warrant, or to the transfer hereof on the books of the Company and notice to the contrary notwithstanding; but until such transfer on such books, the Company may treat the registered owner hereof as the owner for all purposes.

(c)

The Holder of this Warrant understands that this Warrant has not been and is not expected to be, registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (a) subsequently registered thereunder, or (b) the Holder shall have delivered to the Company an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that the securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration; provided that (i) any sale of such securities made in reliance on Rule 144 promulgated under the Securities Act may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any resale of such securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (ii) neither the Company nor any other person is under any obligation to register the Warrants under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

7. Fractional Shares. The Company shall not be required to issue fractional Ordinary Shares upon the exercise of this Warrant, but instead, the number of Ordinary Shares issuable upon exercise of this Warrant shall be rounded down to the nearest whole Ordinary Share (calculated at the time of final exercise of this Warrant).

8. Adjustment of Exercise Price and Number of Warrant Shares. The number and kind of securities purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the happening of the following events:

(a)	Stock Dividends, Subdivisions and Combinations. If at any time the Company shall:

(i)	take a record of the holders of its Ordinary Shares for the purpose of entitling them to receive a dividend payable in, or other distribution of, additional Ordinary Shares,

(ii)	subdivide its Ordinary Shares outstanding into a larger number of such Ordinary Shares, or

(iii)	combine its Ordinary Shares outstanding into a smaller number of such Ordinary Shares,

then the Exercise Price shall be adjusted to equal the product of the Exercise Price in effect immediately prior to such event multiplied by a fraction the numerator of which is equal to the number of Ordinary Shares outstanding immediately prior to the event requiring such adjustment and the denominator of which is equal to the number of Ordinary Shares outstanding immediately after giving effect to such event. Upon any such adjustment of the Exercise Price, the Holder shall thereafter be entitled to purchase upon the exercise of this Warrant, at the Exercise Price resulting from such adjustment, the number of Ordinary Shares (calculated to the nearest 1/100th of an Ordinary Share) obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Ordinary Shares issuable on the exercise thereof immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

(b)

Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets. In case the Company shall reorganize its capital, reclassify its capital stock, consolidate or merge with or into another corporation where the Company is not the surviving corporation or where there is a change of control of the Company (i.e., where the Company is acquired by another entity by means of a merger, consolidation or other transaction resulting in an exchange of the outstanding shares of the Company’s authorized capital such that the members of the Company prior to such transaction, directly or indirectly, hold less than 50% of the voting power of the surviving entity), or sell, transfer or otherwise dispose of all or substantially all of its property, assets or business to another corporation and, pursuant to the terms of such reorganization, reclassification, merger, consolidation or disposition of assets, (i) shares of common stock of the successor or acquiring corporation or of the Company (if it is the surviving corporation) or (ii) any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation (“Other Property”) are to be received by or distributed to the holders of Ordinary Shares of the Company who are holders immediately prior to such transaction, then the Holder shall have the right thereafter to receive, upon exercise of the Warrant, the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and Other Property receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a holder of the number of Ordinary Shares for which the Warrant is exercisable immediately prior to such event. In such event, the aggregate Exercise Price otherwise payable for the Ordinary Shares issuable upon exercise of the Warrant shall be allocated among the shares of common stock and Other Property receivable upon exercise of this Warrant as a result of such reorganization, reclassification, merger, consolidation or disposition of assets in proportion to the respective fair market values of such shares of common stock and Other Property as determined in good faith by the Board of Directors of the Company. In case of any such reorganization, reclassification, merger, consolidation or disposition of assets, the successor or acquiring corporation (if other than the Company) shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Warrant to be performed and observed by the Company and all the obligations and liabilities hereunder, subject to such modifications as may be reasonably deemed appropriate (as determined by resolution of the Board of Directors of the Company) in order to provide for adjustments of any shares of the common stock of such successor or acquiring corporation for which the Warrants thus become exercisable, which modifications shall be as equivalent as practicable to the adjustments provided for in this Section 8. For purposes of this Section 8, “common stock of the successor or acquiring corporation” shall include stock of such corporation of any class that is not preferred as to dividends or assets over any other class of stock of such corporation and that is not subject to redemption and shall also include any evidences of indebtedness, shares of stock or other securities that are convertible into or exchangeable for any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event, and any warrants or other rights to subscribe for or purchase any stock. The foregoing provisions of this Section 8(b) shall similarly apply to successive reorganizations, reclassification, mergers, consolidations or disposition of assets.

(c)	Distribution of Assets and Repurchase Rights. If, at any time after the issuance of this Warrant, the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Ordinary Shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of dividend, spin off, reclassification, corporate rearrangement or other transaction), then the holder of this Warrant will be entitled to such dividend paid and distributions made to the holders of Ordinary Shares to the same extent as if such holder had held the number of Ordinary Shares acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise of this Warrant) immediately before and on the date on which a record is taken for holders of Ordinary Shares entitled to receive such dividend or distribution, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for such dividend or distribution. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of the Ordinary Shares. In addition to any adjustments pursuant to this Section 8, if at any time the Company grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Ordinary Shares (the “Purchase Rights”), then the holder of this Warrant will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of Ordinary Shares acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the grant, issue or sale of such Purchase Rights.

(d)	Other Provisions Applicable to Adjustments under this Section. The following provisions shall be applicable to the adjustments provided for pursuant to this Section 8:

(i)

When Adjustments Are to Be Made. The adjustments required by this Section 8 shall be made during the period from the date of this Warrant and until the Expiration Date, whenever and as often as any specified event requiring such an adjustment shall occur. For the purpose of any such adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

(ii)	Fractional Interests. In computing adjustments under this Section 8, fractional interests in Ordinary Shares shall be taken into account to the nearest 1/100th of a share.

(iii)	When Adjustment Is Not Required. If the Company shall take a record of the holders of its Ordinary Shares for the purpose of entitling them to receive a dividend or distribution to which the provisions of this Section 8 would apply, but shall, thereafter and before the distribution to shareholders thereof, legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

(iv)	Further Limitations. Notwithstanding anything herein to the contrary, the Company agrees not to enter into any transaction that, by reason of any adjustment under the foregoing provisions, would cause the Exercise Price to be less than the par value of the Ordinary Shares, if any, unless the Company first reduces the par value of the Ordinary Shares to be less than the Exercise Price that would result from such transaction. Alternatively, the Company may stipulate that, at the time of any exercise of all or a portion of this Warrant, the Exercise Price shall be adjusted, if necessary, for purposes of such exercise to equal the par value of the Ordinary Shares (but not more than the US$0.01 par value as currently in effect), but if such adjustment results in an increase in the Exercise Price from that which would otherwise be applicable, then the Company shall simultaneously increase the number of Warrant Shares issuable upon such exercise, in the amount necessary to preserve the value to the Holder resulting from such exercise utilizing the same formula and definitions as are applicable in this Section 8 in the case of a cashless exercise.

(v)

Notice Of Adjustments. Whenever the number of Ordinary Shares for which the Warrant is exercisable or the Exercise Price shall be adjusted pursuant to this Section 8, the Company shall forthwith prepare a certificate to be executed by the chief financial officer of the Company setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated, specifying the number of Ordinary Shares for which the Warrant is exercisable and (if such adjustment was made pursuant to Section 8(b)) describing the number and kind of any other shares of stock or Other Property for which the Warrant is exercisable, and setting forth any related change in the Exercise Price, after giving effect to such adjustment or change. The Company shall promptly cause a signed copy of such certificate to be delivered to the Holder. The Company shall keep at its principal office copies of all such certificates and cause the same to be available for inspection at said office during normal business hours by the Holder.

(vi)	Independent Application. Except as otherwise provided herein, all subsections of this Section 8 are intended to operate independently of one another (but without duplication). If an event occurs that requires the application of more than one subsection, all applicable subsections shall be given independent effect without duplication.

9. Limitations on Adjustments. The adjustment provisions in Section 8 shall not be applicable: (i) to the issuance of securities to any person pursuant to any stock option, stock purchase or similar plan or arrangement for the benefit of employees, consultants or directors of the Company, or its subsidiaries, in effect on July 25, 2007 (the “Record Date”), and (ii) to the issuance of securities pursuant to options, warrants, dividend or conversion rights in existence on the Record Date.

10. Cashless Exercise. Subject to the following provisions, the Holder may elect to receive, without the payment by the Holder of any additional consideration, Warrant Shares equal to the value of this Warrant or any portion hereof by the surrender of this Warrant or such portion to the Company, by so indicating on the Subscription Form, at the office of the Company. Any such election shall be treated as a conversion of this Warrant or portion hereof into Warrant Shares. Thereupon, the Company shall issue to the Holder such number of Ordinary Shares as is computed using the following formula:

X = Y((A-B)/A)

where:

X = the number of shares to be issued to the Holder pursuant to this Section 10.

Y = the number of shares covered by this Warrant in respect of which the cashless exercise election is made pursuant to this Section 10.

A = the fair market value of one share of the Company’s Ordinary Shares as determined below at the time the cashless exercise election is made pursuant to this Section 10.

B = the Exercise Price in effect under this Warrant at the time the cashless exercise election is made pursuant to this Section 10.

For the purposes hereof, the “fair market value” of one Ordinary Share shall mean the average of the daily prices for the Company’s American depositary receipts (“ADRs”) on the applicable market specified below, divided by the then current ADR-to-Ordinary-

Share ratio, over the latest ten (10) trading days prior to the date of the cashless exercise, based upon:

(a)	the closing prices per ADR on the principal national securities exchange on which the ADRs are listed or admitted to trading, or

(b)	if not listed or traded on any such exchange, the daily average of the high and low bid prices per ADR as reported in the NASD OTC Bulletin Board.

However, if such quotations are not available during such ten trading day period, then the cashless exercise shall be inapplicable.

11. Applicable Law. THIS WARRANT SHALL BE SHALL BE CONSTRUED, INTERPRETED AND THE RIGHTS OF THE PARTIES THERETO DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS EXCEPT SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAWS AND RULES 327(B).

12. Successors and Assigns. This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the permitted successors and assigns of the Company and the Holder hereof; provided, however, that the Holder shall not assign or transfer any of its rights or obligations under this Warrant except as expressly permitted in Section 6.

13. Headings. Headings of the Sections in this Warrant are for convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

14. Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Warrant will be in writing and will be effective on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) at the time of transmission by facsimile, addressed to the other party at its facsimile number specified herein (or hereafter modified by subsequent notice to the parties hereto), with confirmation of receipt made by both telephone and printed confirmation sheet verifying successful transmission of the facsimile; (iii) one (1) business day after deposit with an express overnight courier for deliveries within a country, or three (3) business days after such deposit for international deliveries or (iv) three (3) business days after deposit in mail by certified mail (return receipt requested) or equivalent for deliveries within a country. For the purposes of this Section, a delivery between the People’s Republic of China and Hong Kong shall be considered an international delivery. All notices for international delivery will be sent by facsimile or by express courier. All notices not delivered personally or by facsimile will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address or facsimile number indicated for such party on the signature page to this Warrant or at such other address or facsimile number as such other party may designate by giving ten (10) days advance written notice by one of the indicated means of notice herein to the other party hereto. Notices by facsimile shall be machine verified as received.

15. Lost Warrants. The Company represents and warrants to the Holder hereof that upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant, the Company, at its expense, will make and deliver a new Warrant, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.

16. Amendments. This Warrant and any terms hereof may be changed, waived, discharged, or terminated only by an instrument in writing signed by the party or Holder hereof against which enforcement of such change, waiver, discharge or termination is sought.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed as of the first date written above.

ASAT Holdings Limited

By:
Name:
Title:

Address:	14/F, QPL Industrial Building
138 Texaco Road
Tsuen Wan
New Territories
Hong Kong SAR
Facsimile:

Accepted and agreed to by Holder:

Insert name of Holder:

By:
Name:
Title:

Insert address and facsimile number below:

Address:

Facsimile:

ANNEX A

SUBSCRIPTION FORM

(To be executed only upon exercise of this Warrant)

The undersigned registered owner of this Warrant irrevocably exercises this Warrant for and purchases              shares of the Ordinary Shares of ASAT Holdings Limited purchasable with this Warrant, and [herewith makes payment therefor,] [designates that a cashless exercise of this Warrant shall be effected in lieu of a cash payment,] all at the price and on the terms and conditions specified in this Warrant and requests that certificates for the Ordinary Shares hereby purchased (and any securities or other property issuable upon such exercise) be issued in the name of and delivered to                                          whose address is                                         , and if such Ordinary Shares shall not include all of the Ordinary Shares issuable as provided in this Warrant, that a new Warrant of like tenor for the balance of the Ordinary Shares issuable thereunder be delivered to the undersigned.

DATED:             , 20    .

Holder:

By:
Name:
Title: